Exhibit 15.2
CONSENT OF AUTHOR
TO:
Securities and Exchange Commission
100 F Street NE
Washington DC 20549-7410
U.S.A.
I, Robert de l’Étoile, eng., do hereby consent to the public filing by Campbell Resources Inc. of a technical report of the Joe Mann Mine, dated July 21, 2006 and entitled “Audit of the Mineral Resources and Mineral Reserves of the Joe Mann Mine”, of a technical report of the Copper Rand Mine, dated September 7, 2006 and entitled “Audit of the Mineral Resources and Mineral Reserves of the Copper Rand Mine” and of a technical report of the Corner Bay deposit, dated July 12, 2006 and entitled “Corner Bay deposit, Audit of Mineral Resources ” (the “Technical Reports”) and to extracts from, or a summary of, the Annual Report on Form 20-F of Campbell Resources Inc. dated April 8, 2008 for the fiscal year ended December 31, 2007 and to the filing of the Annual Report on Form 20-F with the securities regulatory authorities referred to above.
I also certify that I have read the written disclosure being filed and confirm that it fairly and accurately represents the information in the Technical Report that supports the disclosure with the following exception.
The statements of Mineral Resources and Mineral Reserves of the Joe Mann and Copper Rand mines contained in the Form 20F of Campbell Resources Inc. dated April 8, 2008 are not derived from the Technical Reports referred to above. Since the publication of the Technical Reports in 2006, Campbell Resources Inc. has actualized the Mineral Resources and Mineral Reserves of Joe Mann mine and Copper Rand mine.
Dated this 8th day of April, 2008.

(s) Robert de l’Étoile Robert de l’Étoile, eng.
10 boul. De la Seigneurie, suite 203
Blainville (Québec) Canada J7C 3V5
Téléphone: (450) 433-1050
Fax: (450) 433-1048